EXHIBIT 2.6
-----------

                           AGREEMENT
                           ---------

     This Agreement (this "Agreement") is entered into as of February 10, 2003 by and between BTSL TECHNOLOGIES LIMITED, an Irish limited liability company ("BTSL"), and CONSOLIDATED RESOURCES GROUP, INC., a Florida corporation ("CSRG"). Certain other capitalized terms used herein are defined in Article VIII and throughout this Agreement.

                            RECITALS
                            --------

     The Boards of Directors of BTSL and CSRG have determined that it is in the best interests of their respective shareholders for BTSL to acquire TecEnergy Enterprises Limited, an Irish limited liability company and a wholly-owned subsidiary of CSRG ("TecEnergy"), upon the terms and subject to the conditions set forth in this Agreement. In order to effectuate the transaction, BTSL shall acquire all of the outstanding shares of capital stock of TecEnergy from CSRG, and as a result, TecEnergy will become a wholly-owned subsidiary of BTSL.

                        TERMS OF AGREEMENT
                        ------------------

     In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                              ARTICLE I

                           THE TRANSACTION
                           ---------------

     1.1 Transaction. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 1.2), BTSL, or its nominee, shall acquire and CSRG shall sell, convey, transfer, assign and deliver to BTSL all of the issued and outstanding shares of capital stock and any other rights comprising all of the capital stock of TecEnergy (the "TecEnergy Shares"), free and clear of any Liens.
In exchange for the TecEnergy Shares, the aggregate consideration that will be paid by BTSL (the "BTSL Consideration") shall be equal to 2,200,000 shares of common stock, par value $.001 per share, of CSRG (the "CSRG Common Stock").

     1.2 Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall take place on the date hereof after the satisfaction or waiver of the conditions set forth in Articles V and VI, at the offices of BTSL's counsel, or such other time and place as the parties may otherwise agree. The date on which the Closing occurs shall be herein referred to as the "Closing Date."

     1.3 Transfers. At the Closing, CSRG shall deliver to BTSL, or its nominee, the certificate representing the TecEnergy Shares, along with a stock power with respect to such certificate duly endorsed to


          Exhibit 2.6


BTSL, and BTSL shall deliver to CSRG the BTSL Consideration payable pursuant to Section 1.1.

                             ARTICLE II

              REPRESENTATIONS AND WARRANTIES OF BTSL
              --------------------------------------

     As a material inducement to CSRG to enter into this Agreement and to consummate the transactions contemplated hereby, BTSL makes the following representations and warranties to CSRG as of the Closing
Date:

     2.1 Corporate Status. BTSL is a limited liability company duly organized, validly existing and in good standing under the laws of Ireland.

     2.2 Corporate Power and Authority. BTSL has the corporate power and authority to execute and deliver the Transaction Documents (as defined below), to perform its obligations thereunder and to consummate the transactions contemplated thereby. BTSL has taken all action necessary to authorize its execution and delivery of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby.

     2.3 Enforceability. The Transaction Documents have been duly executed and delivered by BTSL and constitute legal, valid and binding obligations of BTSL, enforceable against BTSL in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     2.4 No Violation. The execution and delivery of the Transaction Documents by BTSL, the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated thereby will not (i) contravene any provision of the Articles of Association or Memorandum of Association of BTSL, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against BTSL, or any of its assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against BTSL, or any of its properties or assets, or to which it is a party,
(iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of BTSL, or (v) require BTSL to obtain the consent, approval, authorization or permit of, or file with or notify, any Governmental Authority, any court or tribunal or any other Person.

     2.5 Accuracy of Information Furnished by BTSL. No statement or information made or furnished by BTSL to CSRG or any of CSRG's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by BTSL, contains or shall contain any untrue statement of a material fact or

          Exhibit 2.6


omits or shall omit any material fact necessary to make the information contained therein not misleading.

     2.6 Litigation. There is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated (i) which could affect BTSL's properties or assets, or (ii) to which BTSL is a party which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which BTSL is or was a party, or by which any of its properties or assets may be bound, which have not been complied with in full or which continue to impose any material obligations on BTSL.

     2.7 No Commissions. BTSL has not incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement.

                              ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF
                                 CSRG
                  ---------------------------------

     As a material inducement to BTSL to enter into this Agreement and to consummate the transactions contemplated hereby, CSRG makes the following representations and warranties to BTSL as of the Closing
Date:

     3.1 Corporate Status. CSRG is duly organized, validly existing and in active status under the laws of its jurisdiction of organization, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted. CSRG is not qualified to transact business as a foreign entity in any jurisdiction, and the nature of its properties and the conduct of its business does not require such qualification. CSRG has fully complied with all of the requirements of any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business. There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of TecEnergy, any Subsidiary (as defined below) or CSRG.

     3.2 Power and Authority. CSRG has the power and authority to execute and deliver the Transaction Documents, to perform its obligations thereunder and to consummate the transactions contemplated thereby. CSRG has taken all action necessary to authorize the execution and delivery of the Transaction Documents, the performance of its obligations thereunder and the consummation of the transactions contemplated thereby. The execution and delivery of the Transaction Documents by CSRG, the performance by it of its obligations thereunder and the consummation by it of the transactions contemplated by thereby
(i) have been approved by Joseph Bergmann in his capacity as a director of CSRG, and (ii) do not require the consent or approval of the shareholders of CSRG. Mr. Bergmann was a director of CSRG prior to the time BTSL acquired any shares of CSRG Common Stock, has held

          Exhibit 2.6


that status continuously since then through the Closing Date, and is a "disinterested director" with respect to this Agreement and the transactions contemplated hereby as defined in Section 607.0901(1)(h) of the Florida Business Corporation Act.

     3.3 Enforceability. The Transaction Documents have been duly executed and delivered by CSRG, and constitute legal, valid and binding obligations of CSRG, enforceable against it in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

     3.4 Capitalization. As of the date hereof, TecEnergy's issued and outstanding capital stock consists solely of 1,000 ordinary shares, such ordinary shares comprising all of the TecEnergy Shares. All of the TecEnergy Shares and the issued and outstanding shares of capital stock of each Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable federal, state and foreign securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal. No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of TecEnergy or any Subsidiary and no such rights arise by virtue of or in connection with this Agreement and the transactions contemplated hereby. Except as provided in Section 4.3(b) of this Agreement, there are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind (including, but not limited to, any agreements or commitments in favor of CSRG or any of its Affiliates) that could require TecEnergy or any Subsidiary to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock). There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to TecEnergy or any Subsidiary. There are no proxies, voting arrangements, shareholder agreements or other agreements or understandings with respect to the voting or transfer of the capital stock of TecEnergy or any Subsidiary, including, but not limited to, any agreements or understandings in favor of CSRG or any of its Affiliates. Neither TecEnergy nor any Subsidiary is obligated to redeem or otherwise acquire any of its outstanding shares of capital stock. As of the Closing Date, all of the shares of CSRG Common Stock to be delivered by BTSL to the Escrow Agent (as defined in the Escrow Agreement (as defined below)) on the Closing Date pursuant to Section 5.5 below were duly authorized and validly issued and are fully paid and non-assessable, free of any preemptive rights or rights of first refusal.

     3.5 No Violation. The execution and delivery of the Transaction Documents by CSRG and the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated thereby will not (i) contravene any provision of the Articles of Incorporation or Bylaws of CSRG, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or

          Exhibit 2.6


enforceable against TecEnergy, any of the Subsidiaries or CSRG, or any of their assets, (iii) conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against TecEnergy, any of the Subsidiaries or CSRG, or any of their properties or assets, or to which any of them is a party,
(iv) result in or require the creation or imposition of any Lien upon or with respect to any of the properties or assets of TecEnergy, any of the Subsidiaries or CSRG (including, but not limited to, the TecEnergy Shares), or (v) require CSRG to obtain the consent, approval, authorization or permit of, or file with or notify, any Governmental Authority, any court or tribunal or any other Person, except for any filings with the Securities and Exchange Commission required to be made by CSRG.

     3.6 Sole Shareholder. As of the date hereof, CSRG constitutes the sole holder, beneficially and of record, of all of the issued and outstanding shares of capital stock of TecEnergy (all of which such shares comprise the TecEnergy Shares), and CSRG owns such shares free and clear of all Liens, restrictions and claims of any kind. On the Closing Date, CSRG will deliver to BTSL good and marketable title to the TecEnergy Shares, free and clear of all Liens, restrictions and claims of any kind. As of the date hereof, TecEnergy constitutes the sole holder of all of the issued and outstanding shares of capital stock of each Subsidiary, and TecEnergy owns such shares free and clear of all Liens, restrictions and claims of any kind.

     3.7 Subsidiaries. The entities listed on Schedule 3.7 are direct, wholly-owned subsidiaries of TecEnergy (each, a "Subsidiary" and, collectively, the "Subsidiaries"). Schedule 3.7 sets forth the full capitalization of each Subsidiary. Except for the Subsidiaries, TecEnergy does not own, directly or indirectly, any outstanding voting securities of or other interests or investments in, or control, any other corporation, partnership, company, joint venture or other business entity.

     3.8 No CSRG Related Directors or Officers. Subject to Section 6.5, and except for Tim Coburn, as of the Closing Date, no officer, director, employee, independent contractor or consultant of CSRG or any of its subsidiaries (other than TecEnergy) will be an officer, director, employee, independent contractor or consultant of TecEnergy or any of the Subsidiaries.

     3.9 Certain Liabilities of TecEnergy and the Subsidiaries. As of the Closing Date, neither TecEnergy nor any Subsidiary owes CSRG
(or any of its Affiliates) any dividends, preferences, distributions or other payments on its capital stock.

     3.10 Litigation. Except as set forth in Schedule 3.10, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, threatened, anticipated or contemplated (i) which could affect any of TecEnergy's, any Subsidiary's or CSRG's properties or assets, or (ii) to which TecEnergy, any Subsidiary or CSRG is a party which questions the validity or enforceability of this Agreement or the transactions contemplated hereby, and there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any Governmental Authority in any proceeding to which TecEnergy, any Subsidiary or CSRG is or was a party, or by which any of their properties or assets may be bound, which have not been complied with in full or which continue to impose any material obligations on TecEnergy, any Subsidiary or CSRG.

     3.11    Good Title to Assets.  Neither CSRG nor any of its
Affiliates has any Liens or claims of any kind whatsoever, whether absolute or contingent, on or with respect to any of the properties or assets of TecEnergy or any Subsidiary.

          Exhibit 2.6


     3.12 Intercompany Transactions. As of the Closing Date, there is no intercompany Indebtedness or other liabilities or obligations of any kind (including, but not limited to, contingent liabilities) between TecEnergy and CSRG, or between any Subsidiary and CSRG. Neither TecEnergy nor any Subsidiary has guaranteed, or is otherwise liable for, any Indebtedness or other obligations of CSRG or any of its Affiliates. Neither TecEnergy nor any Subsidiary is liable for any payments or other obligations of CSRG or any of its Affiliates under any agreements with any Person. Except for this Agreement and that certain 2001 Asset Purchase Agreement, dated December 5, 2001, between BTSL and CSRG (the "2001 Asset Purchase Agreement"), there are no Contracts of any kind between TecEnergy or any Subsidiary, on the one hand, and CSRG or any of its directors, officers, employees or other Affiliates, on the other hand. No officer, director or shareholder or other Affiliate of CSRG, nor any Person related by blood or marriage to any such Person, nor any entity in which any such Person owns any beneficial interest, has any interest in any property used by TecEnergy or any Subsidiary.

     3.13    Employee Benefit Plans.

             (a) To the Knowledge of CSRG, neither TecEnergy nor any Subsidiary currently has, or has ever had, any Employee Benefit Plan
(as defined in clause (c) below). CSRG does not currently have, and has never had, any Employment Benefit Plan in which any officer, director, employee or consultant of TecEnergy or any Subsidiary is entitled or eligible to participate.

             (b) The consummation of the Closing, and the completion of the other transactions contemplated by this Agreement, will not trigger any liabilities or obligations of any kind under any Employee Benefit Plan.

             (c) For purposes hereof, "Employee Benefit Plan" means any: (i) employee pension benefit plan as defined in Section 3(2) of ERISA; (ii) multiemployer plan as defined in Section 3(37) of ERISA;
(iii) employee welfare benefit plan as defined in Section 3(1) of ERISA; (iv) any stock option, bonus, stock purchase, or insurance plan and any severance or termination pay plan or policy in which employees, spouses or dependents participate; and (v) any other employee benefit plan which is applicable to employees, spouses or dependents.

     3.14 Compliance with Laws. CSRG is and has been in full compliance with all laws, regulations, ordinances and other legal requirements applicable to it. CSRG is not subject to any Contract, decree or injunction which restricts the continued operation of any business of TecEnergy or any Subsidiary, or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

     3.15 Taxes. Neither TecEnergy nor any Subsidiary is a party to any intercompany tax indemnity agreement, tax sharing agreement, or other similar agreement under which it will have tax liability to or with respect to CSRG or any of its Affiliates following the Closing.
To the Knowledge of CSRG, (i) CSRG has filed or caused to be filed all Tax Returns of TecEnergy and each Subsidiary which have become due (taking into account valid extensions of time to file), and has paid or caused to be paid all Taxes shown thereon as due, (ii) there are no outstanding Tax Liens that have been filed by any Tax Governmental Authority against any property or assets of TecEnergy or any Subsidiary, (iii) no claims are currently being asserted in writing

          Exhibit 2.6


with respect to any Taxes of TecEnergy or any Subsidiary, and (iv) no audit or other investigation related to the Taxes of TecEnergy or any Subsidiary is currently being conducted by any Governmental Authority.

     3.16 Labor and Employment Matters. CSRG is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union which could affect TecEnergy or any Subsidiary, or any of their employees.

     3.17 Insurance. The insurance policies of CSRG are independent of and separate from the insurance policies of BTSL and each Subsidiary and no actions or omissions of CSRG following the Closing will have an adverse impact on the insurance policies of BTSL or any Subsidiary, including, but not limited to, the premiums thereof.

     3.18 No Adverse Actions. From the period commencing on the date that CSRG acquired the TecEnergy Shares and ending on the Closing
Date, CSRG did not, either directly or indirectly (including, but not limited to, through an Affiliate), and did not cause TecEnergy or any of the Subsidiaries to, (i) transfer, sell, hypothecate or otherwise convey, any assets of TecEnergy or any Subsidiary, other than inventory in the ordinary course of business, or (ii) take any actions or omit to take any actions that have materially adversely affected, or that might after the Closing Date materially adversely affect, TecEnergy or any Subsidiary, including, but not limited to, any actions or omissions pursuant to which TecEnergy or any Subsidiary might incur or become subject to any liabilities, losses or other obligations of any kind after the Closing Date (including, but not limited to, the failure to file any tax returns or pay any taxes relating to TecEnergy or any Subsidiary).

     3.19 Accuracy of Information Furnished by CSRG. No statement or information made or furnished by CSRG to BTSL or any of BTSL's representatives, including those contained in this Agreement and the various Schedules attached hereto and the other information and statements referred to herein and previously furnished by TecEnergy, the Subsidiaries and/or CSRG, contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading.
CSRG has provided BTSL with true, accurate and complete copies of all documents listed or described in the various Schedules attached hereto.

     3.20 Informed Business Decision by CSRG. CSRG acknowledges and agrees that it has taken all steps it has deemed necessary to investigate the business, properties, financial condition and future prospects of TecEnergy and the Subsidiaries, that it is making an informed business decision with respect to the transfer of the TecEnergy Shares to BTSL and the other transactions contemplated by this Agreement and that, subject to the terms of Section 4.3, following the Closing, it will not have any ownership interest in, or any rights whatsoever to participate in the business or affairs of, TecEnergy or any Subsidiary.

     3.21    Solvency.

             (a) As of the Closing Date, CSRG is a solvent entity and the consummation of the transactions contemplated hereby will not render CSRG insolvent.

          Exhibit 2.6


             (b) CSRG, by executing and delivering this Agreement or any other document contemplated herein, or by entering into any of the other transactions referred to in this Agreement, does not intend to nor will its actions hinder, delay or defraud any Person to whom CSRG is or becomes indebted or obligated to.

             (c) In the event that CSRG files a voluntary petition seeking relief under Title 11 of the United States Code ("Bankruptcy Code"), or that CSRG becomes the subject of an involuntary bankruptcy proceeding in which an order for relief is entered, or otherwise becomes the subject of any petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution, assignment for the benefit of creditors, or similar relief under any present or future federal, state or foreign laws or statutes relating to bankruptcy, insolvency, or other relief for debtors, or CSRG seeks, consents to or acquiesces in the appointment of a trustee, receiver, conservator or liquidator, CSRG agrees that BTSL will not be adequately protected and therefore will be entitled to immediate relief from any automatic stay prescribed by applicable federal, state or foreign laws or statutes including, but not limited to, 11 U.S.C.
Section 362, to enforce its rights under this Agreement. This entitlement shall be irrespective of any of the requirements of any federal, state or foreign laws or statutes including, but not limited to, 11 U.S.C.
Section 362, and BTSL shall not be obligated to satisfy those requirements in order to obtain relief from any stay.

             (d) To the extent that BTSL has received, or will receive, by virtue of this Agreement, "transfers" BTSL has given reasonably equivalent value and the exchanges for such transfers were done contemporaneously.

             (e) Notwithstanding the provisions of this Section 3.21, in the event any payments made to, obligations incurred to, or property transferred by, CSRG to BTSL, directly or indirectly, or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, voided, and/or required to be repaid or transferred to a trustee, receiver or any other party appointed under the Bankruptcy Code, any applicable federal, state or foreign laws or statutes, common law or equitable cause, the obligation or part thereof intended to be satisfied by CSRG under this Agreement shall be reinstated or shall continue to be effective, as the case may be, and shall remain fully enforceable pursuant to this Agreement and applicable law to the extent that such payments or transfers are voided, set aside or required to be disgorged.

     3.22 No Commissions. Neither TecEnergy nor any Subsidiary nor CSRG has incurred any obligation for any finder's or broker's or agent's fees or commissions or similar compensation in connection with this Agreement and the transactions contemplated hereby.


                            ARTICLE IV

                      ADDITIONAL AGREEMENTS
                      ---------------------

     4.1 Further Assurances; Compliance with Covenants. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby. At the Closing, TecEnergy and CSRG covenant and agree to deliver to BTSL the

          Exhibit 2.6


certificates, opinions and other documents required to be delivered to BTSL pursuant to Article V, and BTSL covenants and agrees to deliver to TecEnergy and CSRG the certificates and other documents required to be delivered to TecEnergy and CSRG pursuant to Article VI.

     4.2 Cooperation. Each of the parties agrees to cooperate with the other in the preparation and filing of all forms, notifications, reports and information required to be prepared or filed, or reasonably deemed advisable to be prepared or filed, in connection with this Agreement and the transactions contemplated hereby pursuant to any law, rule or regulation, including, but not limited to, pursuant to federal, state or foreign securities laws, and to use their respective best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions. Immediately following the Closing, BTSL and CSRG shall issue a joint press release regarding the Agreement and the transactions contemplated hereby, the contents of which shall be mutually agreed upon by BTSL and CSRG.

     4.3     Certain Post-Closing Covenants.

             (a) At the Closing, BTSL and CRSG shall execute an Escrow Agreement, substantially in the form of Exhibit A to this Agreement
(the "Escrow Agreement"), and BTSL shall deliver to the Escrow Agent stock certificates representing 6,467,161 of the shares of CSRG Common Stock issued by CSRG in connection with the 2001 Asset Purchase
Agreement (the "Escrowed CSRG Shares"). Following the Closing, CSRG shall pay to BTSL a total of $245,000 in cash (the "Cash Payment") via wire transfer of immediately available funds as follows: (i) $5,000, within five days of the Closing Date; (ii) $40,000, within 15 days of the Closing Date (the "Second Payment"); and (iii) $25,000 per week for each of the eight weeks immediately following the week during which the Second Payment is made, with each of such weekly payments due and payable on the same day of the week that the Second Payment is made. Upon the payment by CSRG of the entire Cash Payment in accordance with the terms of this Section 4.3(a), and subject to the terms of the Escrow Agreement, the Escrow Agent shall deliver to CSRG 2,467,161 of the Escrowed CSRG Shares.

             (b) At the Closing, CSRG shall receive from BTSL 5,252,839 warrants (collectively, the "BTSL Warrants"), evidenced by a certificate (the "Certificate") substantially in the form of Exhibit B to this Agreement. Upon the Exercise Date (as defined below), all of the BTSL Warrants represented by the Certificate shall, in the aggregate, without any further action on the part of the CSRG, entitle
CSRG to receive and automatically be converted into (i) such number of ordinary shares of TecEnergy such that CSRG will own ten percent (10%) of the total outstanding ordinary shares of TecEnergy owned by BTSL, or (ii) in the event that TecEnergy consummates a transaction prior to or on the Exercise Date pursuant to which the ordinary shares of TecEnergy become wholly-owned by a Public Company (as defined below)
(a "Public Company Transaction"), ten percent (10%) of the total consideration received by BTSL solely in exchange for BTSL's ordinary shares of TecEnergy in the Public Company Transaction; provided, however, that in the event that the foregoing produces a result which would require the issuance or transfer of any fractional securities, the number of securities which CSRG shall be entitled to receive shall be rounded up to the next whole security so that no fractional securities are issued or transferred. For the purposes of this Agreement, a "Public Company" is an entity which has any class of capital stock registered under Section 12 of the Securities Exchange

          Exhibit 2.6


Act of 1934, as amended (the "Exchange Act"). For the purposes of this Agreement, the term "Exercise Date" means the earlier of (A) the date which is 180 days following the Closing Date, or (B) the date on which the Company consummates a Public Company Transaction. Prior to the Exercise Date, BTSL covenants and agrees to cause TecEnergy to conduct its operations in the ordinary course of business. BTSL agrees to take, and to cause TecEnergy to take, any actions necessary in order to consummate the transactions contemplated by this Section 4.3(b).

             (c) During the 180-day period following the Closing Date, BTSL will use its best efforts, within commercially reasonable standards, to assist CSRG in obtaining possession of 140,000 shares of CSRG's Series 2001 Convertible Preferred Stock, issued by CSRG in connection with the 2001 Asset Purchase Agreement.

             (d) As of the Closing Date, BTSL represents that there are outstanding options to purchase 1,000,000 shares of CSRG Common Stock issued by BTSL (the "BTSL Options"). In the event that, at any time during the period commencing on the Closing Date and ending on December 31, 2004 (the "Options Exercise Period"), any of such BTSL
Options are exercised by the holders thereof, (i) the number of Escrowed CSRG Shares corresponding to such exercise shall immediately be released from escrow directly to BTSL, and (ii) BTSL shall forward to CSRG upon receipt the following amounts: (A) $.50 per Escrowed CSRG Share released to BTSL pursuant to this Section 4.3(d), with respect to the first 500,000 Escrowed CSRG Shares released; and (B) $.75 per Escrowed CSRG Share released to BTSL pursuant to this Section 4.3(d), with respect to the second 500,000 Escrowed CSRG Shares released. Notwithstanding the foregoing, in no event shall the number of Escrowed CSRG Shares released to BTSL pursuant to the exercise of the BTSL Options exceed 1,000,000 in the aggregate. CSRG covenants and agrees that it will not, during the Options Exercise Period, consummate a combination, reverse stock split or transaction having similar effect, that will cause a greater than 4-to-1 reduction in the total shares of CSRG Common Stock outstanding as of the Closing Date.
Upon the earlier of (i) the exercise of all of the BTSL Options and the delivery to BTSL of the corresponding number of Escrowed CSRG
Shares pursuant to this Section 4.3(d), or (ii) the expiration of the Options Exercise Period (and subject to the terms of Section 4.3(e) below), any Escrowed CSRG Shares thereafter remaining in escrow shall immediately be released to CSRG. CSRG agrees to take any and all actions reasonably necessary or advisable in order to effectuate the terms of this Section 4.3(d) including, but not limited to, the registration on CSRG's books and records of the Escrowed CSRG Shares in the names of the holders of the BTSL Options (upon their exercise), and the cancellation and re-issuance of the Escrowed CSRG Shares in such denominations and in such names as are reasonably necessary or advisable. The transactions described in this Section 4.3(d) shall be subject to, and further governed by, the terms of the Escrow
Agreement.

             (e)     Notwithstanding anything to the contrary in this
Section 4.3, in the event that CSRG does not make the entire Cash Payment on the terms set forth in Section 4.3(a), then, (i) all of the Escrowed CSRG Shares shall immediately be released from escrow directly to BTSL, and (ii) CSRG shall have no right to receive from BTSL any amounts pursuant to the exercise of the BTSL Options as set forth in Section 4.3(b).

             (f) All of the covenants in this Section 4.3 shall be independent of the Closing and the Closing shall, upon taking place, be deemed final, irrevocable and binding on the parties hereto

          Exhibit 2.6


regardless of whether any of the covenants in this Section 4.3 are complied with. Except for the challenging of any transactions consummated at or prior to the Closing which shall be deemed final upon the Closing, a party shall have all remedies available to it at law or equity for the breach by another party of any covenant in this
Section 4.3.

             (g) For a period of two years following the Closing Date, CSRG shall take any and all actions necessary to make any shares of CSRG Common Stock held by BTSL or any of its shareholders, employees, consultants or other Affiliates, eligible for public resale pursuant to Rule 144 promulgated under the Securities Act.

     4.4 Confidentiality; Publicity. Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other parties hereto. No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties, except that CSRG and BTSL may make such public disclosure which it believes in good faith to be required by law.

     4.5 Return and Preservation of Confidential Information. Prior to the Closing, CSRG and its Affiliates have had access to the proprietary, confidential business information of TecEnergy and each Subsidiary (the "Proprietary Information"). Prior to or upon the Closing, CSRG agrees to promptly return any and all Proprietary Information that is in hard copy or digital format to BTSL. Following the Closing, unless otherwise compelled by a court of competent jurisdiction, CSRG agrees not to, and to cause its Affiliates not to, use or disclose the Proprietary Information to any third party other than BTSL for any purpose.

     4.6 Certain Tax Matters. The parties agree that after the Closing, BTSL shall prepare, or cause to be prepared, and file, or cause to be filed, all Tax Returns (including any amendments to previously filed Tax Returns) for TecEnergy and each Subsidiary for any period ending on or before the Closing. After the Closing, CSRG shall provide BTSL with such information and records as may be reasonably requested by BTSL in connection with the preparation of any Tax Return or any audit or other proceeding relating to TecEnergy or any Subsidiary.

     4.7 Indemnification. The provisions of the articles of incorporation and bylaws of CSRG with respect to indemnification of directors and officers in effect as of the Closing Date shall not be amended, repealed or otherwise modified for a period of three years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at any time prior to the Closing Date were directors or officers of CSRG, unless such amendment, repeal or modification is required by law.

          Exhibit 2.6


                                ARTICLE V

                 CONDITIONS TO THE OBLIGATIONS OF BTSL
                 -------------------------------------

     The obligations of BTSL to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by BTSL:

     5.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of CSRG contained in this Agreement shall be true and correct at and as of the Closing except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. CSRG shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing. CSRG shall have delivered to BTSL a certificate, dated as of the Closing Date, duly signed, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

     5.2     Corporate Certificates.  CSRG shall have delivered to BTSL
(i) copies of the articles of incorporation and bylaws of CSRG, (ii) copies of resolutions adopted by the Board of Directors of CSRG authorizing the transactions contemplated by this Agreement, and (iii) a certificate of good standing of CSRG issued by the Secretary of State of the State of Florida as of a date not more than 30 days prior to the Closing Date, certified in the case of subsections (i) and (ii) of this Section, as of the Closing Date by the Secretary of CSRG as being true, correct and complete.

     5.3 Releases. CSRG shall have delivered to BTSL a release, substantially in the form of Exhibit C to this Agreement, releasing any claims of any nature that CSRG, or any of its officers, directors, employees, consultants or other Affiliates, has, or may ever have had, against BTSL, TecEnergy or any of the Subsidiaries, or any of their officers, directors, employees, consultants or other Affiliates, including, but not limited to, any claims arising out of or in connection with the 2001 Asset Purchase Agreement, provided that such releases shall not cover any rights of CSRG against BTSL, TecEnergy or any Subsidiary, or any of their officers, directors, employees, consultants or other Affiliates, under this Agreement or any of the transactions contemplated hereby.

     5.4 Opinion of Counsel. BTSL shall have received a legal opinion from counsel for CSRG, dated as of the Closing Date, in a form reasonably satisfactory to BTSL.

     5.5 Escrow Agreement. BTSL and CSRG shall have executed the Escrow Agreement substantially in the form of Exhibit A to this Agreement, and BTSL shall have delivered to the Escrow Agent 6,467,161 of the shares of CSRG Common Stock issued by CSRG in connection with the 2001 Asset Purchase Agreement, for further disbursement in accordance with the terms of this Agreement and the Escrow Agreement.

     5.6 Consents. CSRG shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of CSRG from any Person from

          Exhibit 2.6


whom such consent or waiver is required under any Contract or instrument or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.

     5.7 No Order, Injunction or Adverse Litigation. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of BTSL, in its discretion, makes it inadvisable to proceed with the transactions contemplated hereby.


                               ARTICLE VI

                    CONDITIONS TO THE OBLIGATIONS OF
                                  CSRG
                    --------------------------------

     The obligations of CSRG to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part in writing by CSRG:

     6.1 Accuracy of Representations and Warranties and Compliance with Obligations. The representations and warranties of BTSL contained in this Agreement shall be true and correct at and as of the Closing except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date. BTSL shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing. BTSL shall have delivered to CSRG a certificate, dated as of the Closing Date, and signed by an officer, certifying that such representations and warranties are true and correct and that all such obligations have been complied with and performed.

     6.2 Releases. BTSL shall have delivered to CSRG a release, substantially in the form of Exhibit C to this Agreement, releasing any claims of any nature that BTSL, or any of its officers, directors, employees, consultants or other Affiliates, has, or may ever have had, against CSRG, or any of its officers, directors, employees, consultants or other Affiliates, including, but not limited to, any claims arising out of or in connection with the 2001 Asset Purchase Agreement, provided that such releases shall not cover any rights of BTSL against CSRG, or any of its officers, directors, employees, consultants or other Affiliates, under this Agreement or any of the transactions contemplated hereby.

     6.3 Opinion of Counsel. CSRG shall have received a legal opinion from counsel for BTSL, dated as of the Closing Date, in a form reasonably satisfactory to CSRG.

     6.4 Escrow Agreement. BTSL and CSRG shall have executed the Escrow Agreement substantially in the form of Exhibit A to this Agreement, and BTSL shall have delivered to the Escrow Agent 6,467,161

          Exhibit 2.6


of the shares of CSRG Common Stock issued by CSRG in connection with the 2001 Asset Purchase Agreement, for further disbursement in accordance with the terms of this Agreement and the Escrow Agreement.

     6.5 No Order, Injunction or Adverse Litigation. No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing. There shall not be pending or threatened any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the judgment of CSRG, in its discretion, makes it inadvisable to proceed with the transactions contemplated hereby.

     6.6 Resignation. Padraic Maloney shall have resigned from his position as a director of CSRG.

     6.7     BTSL Warrants.  BTSL will deliver to CSRG the BTSL
Warrants, substantially in the form of Exhibit B to this Agreement, further evidencing CSRG's rights under Section 4.3(b) of this Agreement.

     6.8 Consents. BTSL shall have received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any material rights or obligations of BTSL from any Person from whom such consent or waiver is required under any Contract or instrument or who, as a result of the transactions contemplated hereby, would have such rights to terminate or modify such Contracts or instruments, either by the terms thereof or as a matter of law.


                              ARTICLE VII

                            INDEMNIFICATION

     7.1 Agreement to Indemnify. Each party hereto (the "Indemnifying Party") agrees to indemnify and hold the other party hereto (the "Indemnified Party") harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, legal counsel and paralegal fees and expenses) incurred or suffered by the Indemnified Party (and/or its Affiliates) arising out of or resulting from (i) any breach of a representation or warranty made by the Indemnifying Party in or pursuant to any Transaction Document, (ii) any breach of the covenants, agreements or obligations made by the Indemnifying Party in or pursuant to any Transaction Document, (iii) any inaccuracy in any certificate delivered by the Indemnifying Party pursuant to this Agreement, or (iv) solely with respect to an indemnification of BTSL by CSRG, any Excluded Liability (collectively, "Indemnifiable Damages"). Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, the Indemnified Party shall have the right to be put in the same pre-tax consolidated financial position as it would have been in had each of the representations and warranties of the Indemnifying Party hereunder been true and correct, had the covenants, agreements and obligations of the Indemnifying Party hereunder been performed in full, had the certificates been delivered hereunder by the Indemnifying Party been accurate and had BTSL as an Indemnified Party not been held liable for

          Exhibit 2.6


any Excluded Liability. Notwithstanding anything to the contrary in this Agreement, no Indemnifiable Damages shall be recoverable by an Indemnified Party pursuant to the provisions of this Section 7.1, and no claim therefor shall be asserted for any purpose hereunder, unless and until the amount of such Indemnified Party's Indemnifiable Damages equals or exceeds $10,000 in the aggregate, in which case such Indemnified Party shall be entitled to seek the recovery of 100% of its Indemnifiable Damages, including such $10,000.

     7.2 Survival of Representations and Warranties. Each of the representations and warranties made in the Transaction Documents or pursuant thereto shall survive after the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in the Transaction Documents. Each representation, warranty, covenant and agreement of the parties contained in the Transaction Documents is independent of each other representation, warranty, covenant and agreement.


                             ARTICLE VIII

                              DEFINITIONS
                              -----------

     8.1 Defined Terms. As used herein, the following terms shall have the following meanings:

             "Affiliate" shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

             "Code" means the Internal Revenue Code of 1986, as amended, and treasury regulations promulgated thereunder.
     "Contract" means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, understanding or obligation, whether written or oral, express or implied.

             "Excluded Liability" shall mean: (i) any obligations and liabilities of TecEnergy and any Subsidiary which arise from events or circumstances occurring or existing prior to the Closing Date, absolute or contingent, known or unknown, other than those liabilities or obligations reflected on TecEnergy's most recent balance sheet prior to the Closing Date delivered to BTSL; (ii) any liability or obligation of TecEnergy or any Subsidiary with respect to, or arising out of, any Employee Benefit Plan, executive deferred compensation plan, or any other plans or arrangements for the benefit of any employees or officers of TecEnergy or any Subsidiary; (iii) any liability or obligation of TecEnergy or any Subsidiary to any Person claiming to have a right to acquire any shares of capital stock or other securities convertible into or exchangeable for any shares of capital stock of TecEnergy or any Subsidiary; (iv) any liability or obligation relating to the Taxes of CSRG; and (v) any Litigation Costs.

             "Governmental Authority" means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

             "Indebtedness" of any Person means all obligations of such Person (i) which in accordance with applicable accounting rules should be classified upon a balance sheet of such Person as indebtedness, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, including without limitation, prepayment or early termination penalties associated with any of the foregoing,
     (iii) secured by any lien or other charge upon property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, and (v) for remaining payments under any capitalized leases (as defined under applicable accounting rules), non-competition agreements, severance agreements or any other agreements made outside the ordinary course of business.

             "Knowledge" means, with respect to any Person, (i) the actual knowledge of such Person, including, if that Person is an entity, the actual knowledge of the directors, officers, employees or other legal representatives of such Person, and (ii) the knowledge which that Person, in its capacity as a prudent businessperson or shareholder, should have obtained in the management of its business after making due inquiry, and after exercising due diligence, with regard thereto.

             "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge).

             "Litigation Costs" shall mean any and all expenses, costs, damages, liabilities, or obligations (including, without limitation, fees and expenses of counsel) incurred in connection with any action, suit (including, but not limited to, at the pre-trial, trial and appellate levels), or other legal or administrative proceeding or governmental investigation against CSRG, TecEnergy and/or any Subsidiary arising as a result of events occurring or facts or circumstances arising or existing on or prior to the Closing Date (whether or not in the ordinary course of business).

             "Material Adverse Change (or Effect)" means a change (or effect), in the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects which change (or effect) individually or in the aggregate, is materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects.

             "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other person, of whatever nature.
     "Tax" or "Taxes" means, with respect to any Person, any federal, state, local or foreign net income, gross income, gross receipts, sales, use, ad valorem, value-added, capital, unitary, franchise, profits, withholding, payroll, employment, excise, severance, stamp, transfer, occupation, premium, property or windfall profit tax or other tax of any kind whatsoever, together with any interest or penalty, imposed by any taxing authority, on such Person.

             "Tax Returns" mean any returns, reports, forms or other information filed or required to be filed with the Internal Revenue Service or any other federal, foreign, state local or provincial taxing authority with respect to any Tax, including any claim for refund of Taxes and any amendments or supplements of any of the foregoing.

             "Transaction Documents" means, with respect to any party to this Agreement, this Agreement and any other documents which such party executes and delivers pursuant to or in connection with this Agreement and the transactions contemplated hereby.

     8.2 Other Definitional Provisions. All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with applicable accounting rules applied on a basis consistent with prior periods, where applicable. As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.


                                ARTICLE IX

                         MISCELLANEOUS PROVISIONS
                         ------------------------

     9.1 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), or guaranteed overnight delivery, to the following addresses (or to such other addresses which such party shall designate in writing to the other party):

             (a)     if to BTSL to:
                     BTSL Technologies Limited
                     Suite 2127 Lagan House
                     Custom House Square
                     IFSC
                     Dublin 1
                     Ireland
                     Attn:  Padraic Maloney

                     Telephone: (353) 868 119 378

                     with a copy to:

                     Akerman Senterfitt
                     One Southeast Third Avenue
                     28th Floor
                     Miami, FL 33131-1714
                     Attn:  J. Thomas Cookson
                     Telephone: (305) 374-5600

             (b)     if to CSRG to:
                     Consolidated Resources Group, Inc.
                     975 S. Congress Avenue, Suite 102
                     Delray Beach, FL 33445
                     Attn:  Joseph R. Bergmann
                     Telephone: (561) 265-2882

                     with a copy to:
                     John C. Osberger, Esq.
                     5701 N.W. 107th Avenue
                     Coral Springs, FL  33065
                     Telephone:  (954) 753-5842

     Notice shall be deemed given on the date delivered (or the date of refusal of delivery).

     9.2 Entire Agreement; No Third Party Beneficiaries. This Agreement (including the exhibits and schedules attached hereto) and all other documents delivered pursuant to and in connection with this Agreement contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto. The exhibits and schedules constitute a part hereof as though set forth in full above. This Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

     9.3 Expenses. Except as otherwise provided herein, the parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement or any transaction contemplated hereby. The fees and expenses incurred by CSRG in connection with this Agreement and the transactions contemplated hereby shall be paid from CSRG's own funds and not from the properties or assets of TecEnergy or any Subsidiary, including, but not limited to, any legal, accounting, tax consulting or financial advisory fees, transfer fees, government filing fees and the cost of title insurance and surveys.

     9.4 Amendment; Waiver. This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties. No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege. No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties. No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

     9.5 Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns. Nothing expressed or implied herein shall be construed to give any other Person any legal or equitable rights hereunder. Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by any of the parties hereto without the prior written consent of the other parties hereto.

     9.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. Executed counterparts of this Agreement and the other Transaction Documents delivered via facsimile transmission shall be binding on the parties thereto and have the same force and effect as if they were executed and delivered in original form.

     9.7 Interpretation. When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated. The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."
Time shall be of the essence in this Agreement.

     9.8 Construction. The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

     9.9 Governing Law; Severability. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such State, without regard to any conflicts of laws principles. If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement. If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

     9.10 Arm's Length Negotiations. Each party herein expressly represents and warrants to all other parties hereto that (a) before executing this Agreement, said party has fully informed itself of the terms, contents, conditions and effects of this Agreement; (b) said party has relied solely and completely upon its own judgment in executing this Agreement; (c) said party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement; (d) said party has acted voluntarily and of its own free will in executing this Agreement; (e) said party is not acting under duress, whether economic or physical, in executing this Agreement; and
(f) this Agreement is the result of arm's length negotiations conducted by and among the parties and their respective counsel.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

                                   BTSL TECHNOLOGIES LIMITED, an Irish
                                   limited liability company



                                   By: ______________________________
                                   Name: ____________________________
                                   Title: ___________________________



                                   CONSOLIDATED RESOURCES GROUP, INC., a
                                   Florida corporation



                                   By: ______________________________
                                   Name: ____________________________
                                   Title: ___________________________

                    LIST OF SCHEDULES AND EXHIBITS
                    ------------------------------


Schedule	3.7	Subsidiaries

Schedule	3.10	Litigation


Exhibit 	A	Form of Escrow Agreement

Exhibit		B	Form of BTSL Warrants

Exhibit 	C	Form of Release

                             SCHEDULE 3.7
                             ------------


                             Subsidiaries


Gasification Tech Systems Limited (GTS)
---------------------------------------
Authorized Share Capital: 100,000,000 Euro 0.01(one cent) ordinary shares authorized
Issued: 1,000 ordinary shares issued to TecEnergy Enterprises Limited


Gasification Tech (Manufacturing) Limited
-----------------------------------------
Authorized Share Capital: 100,000,000 Euro 0.01(one cent) ordinary shares authorized
Issued: 1,000 ordinary shares issued to TecEnergy Enterprises Limited


Oxygen Tech Systems Limited (OTS)
---------------------------------
Authorized Share Capital: 100,000,000 Euro 0.01(one cent) ordinary shares authorized
Issued: 1,000 ordinary shares issued to TecEnergy Enterprises Limited


Oxygen Tech (Manufacturing) Limited (OTM)
-----------------------------------------
Authorized Share Capital: 100,000,000 Euro 0.01(one cent) ordinary shares authorized
Issued: 1,000 ordinary shares issued to TecEnergy Enterprises Limited.


ComPos International Limited
----------------------------
Authorized Share Capital: 2 [British Pound Symbol] 1 (one British Pound) ordinary shares authorized
Issued: 2 ordinary shares issued to TecEnergy Enterprises Limited.

                            SCHEDULE 3.10
                            -------------

                              Litigation


Case No. 70320, District Court of Taylor County, Texas, styled Alpine & Pecos Petroleum, Inc. v. Graham Energy of NV, Inc., et al.

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